Exhibit 99.1

News Release

Date:	November 2, 2005
For Immediate Release

Contact:	Cheryl Moll
XETA Technologies
(918) 664-8200

XETA Technologies Achieves Highest Nortel Certification Level

Broken Arrow, Okla.—XETA Technologies (NASDAQ:XETA) announced today that the company has achieved Nortel “Elite Advantage Partner” designation.  By awarding the Elite Advantage status, Nortel is recognizing Xeta’s technical competencies and services capabilities at the highest level across their entire product portfolio.  Less than 4% of Nortel’s entire business partner community has achieved this level of certification.

“This award by Nortel distinguishes those few business partners that have achieved superior levels of the technical capabilities necessary to design, install and support today’s complex systems and meet the growing needs of today’s marketplace,” stated Greg Forrest, President of Xeta Technologies.  “Xeta has invested significant amounts of money and time in training our personnel since becoming a Nortel partner in June 2003 and this certification is the culmination of these efforts.  This elite status provides Xeta the highest level of credibility in the eyes of the customer base and the highest level of manufacturer support from Nortel.  I am extremely proud of our organization and am pleased with the progress being made toward our vision of becoming the nation’s premier provider of communications solutions.”

“With this award, we have achieved our most fundamental goal in the process of entering the Nortel business community,” stated Jack Ingram, Chairman and CEO of Xeta Technologies. “We believe that in order to be a dominant player in any product arena, it is essential that a high level of service competency be first established.  When combined with the “Platinum” status already achieved from Avaya, this Nortel “Elite Advantage” status makes Xeta the only business partner in the entire industry to achieve the highest certification levels from both of these major manufacturers.”

Nortel is a globally recognized leader in both voice and data technologies and is among the industry leaders in IP (Internet Protocol) telephony. Nortel’s Partner Advantage is a tiered designation program, with each designation requiring increased performance in the areas of competency skills, support infrastructure, resources and customer satisfaction.

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About XETA Technologies

XETA Technologies is a leading provider of enterprise-class communications solutions, installation and service in the emerging, highly technical world of converged communications solutions for voice and data applications.   XETA has sales and service locations nationwide.  XETA is one of the largest providers of Avaya voice and data communication solutions and has recently added the Nortel voice and data product line.  XETA markets a line of proprietary call accounting systems to the hospitality industry and has long been recognized as the leading provider of call accounting solutions to that industry.  More information about XETA (NASDAQ:  XETA) is available at www.xeta.com.